Exhibit 3.2

GERBER SCIENTIFIC, INC.

AMENDED AND RESTATED BY-LAWS

ARTICLE I. MEETINGS OF SHAREHOLDERS

Section 1. Place of Meetings.  Shareholders' meetings shall be held at the principal office or place of business of Gerber Scientific, Inc. (the “Corporation”) in the State of Connecticut, or at such other place either within or outside of Connecticut as shall be designated in the notice of the meeting.

Section 2. Annual Meeting.  The Annual Meeting of Shareholders of the Corporation shall be held on a day each year which the Board of Directors shall designate, at which meeting Shareholders shall elect Directors by ballot and shall transact such other business as may properly come before the meeting.

Section 3. Special Meetings.  Special Meetings of Shareholders may be called at any time by the Board of Directors or the President and shall be called by the President upon written request of Shareholders to the extent required by law.  At such meetings, Shareholders may transact such business as may properly come before the meeting.

Section 4. Notice of Meetings.  Notice of the time and place of each meeting of Shareholders, and the purpose thereof, shall be mailed, postage prepaid, not less than ten (10) days nor more than sixty (60) days, before such meeting to each Shareholder of record at such Shareholder’s address, as the same shall appear on the books of the Corporation.  Notice of any Shareholders’ meeting may be waived by any person entitled to such notice in a writing filed with the Secretary of the Corporation, either before or after the meeting.

Section 5. Conduct of Meetings.  The Chairman of the Board of Directors shall determine the order of business at all meetings of Shareholders and shall have the authority to establish rules for conduct of the meeting.

Section 6. Quorum.  A majority of the votes entitled to be cast as a separate voting group on a matter, present in person or by proxy, at any meeting of Shareholders, shall constitute a quorum of that voting group for action on that matter.

Section 7. Number of Votes for Each Shareholder.  Except as otherwise provided in the Certificate of Incorporation, each Shareholder shall be entitled to one vote for each share in his or her name on the books of the Corporation.

Section 8. Votes Required for Shareholders' Action.  Unless the Connecticut Business Corporation Act (the “CBCA”) or the Certificate of Incorporation requires a greater number of affirmative votes, actions to be voted upon by Shareholders (other than election of directors), at a meeting at which a quorum is present, shall be approved if the votes cast in favor of such action by shares entitled to vote on such action exceed the votes cast in opposition to such action.

Section 9. Votes Required for Election of Directors.  Unless otherwise provided in the Certificate of Incorporation, directors shall be elected by a plurality of votes cast by shares entitled to vote for Directors at a meeting at which a quorum is present.

Section 10. Record Date.  The Board of Directors may fix a future date, not exceeding seventy (70) days immediately preceding the date fixed for the payment of any dividend or for any meeting of Shareholders, as the record date for the determination of Shareholders entitled to receive such dividend or as the date as of which Shareholders entitled to vote shall be determined, as the case may be.

Section 11.  Notice of Shareholder Nominations and Business.

(a)           Annual Meetings of Shareholders.  (1) Nominations of persons for election to the Board of Directors of the Corporation (“nominations”) and the proposal of other business to be considered by the Shareholders may be made at an Annual Meeting of Shareholders (“Annual Meeting”) only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or any committee thereof or (C) by any Shareholder of the Corporation who was a Shareholder of record of the Corporation at the time the notice provided for in this Section 11 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 11.

(2)           For any nomination or other business to be properly brought before an Annual Meeting by a Shareholder pursuant to clause (C) of paragraph (a)(1) of this Section 11, such Shareholder must have given timely notice of such nomination or other business in writing to the Secretary of the Corporation and any such proposed business (other than any nomination) must constitute a proper matter for Shareholder action.  To be timely with respect to an Annual Meeting, a Shareholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that if the date of such Annual Meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by such Shareholder shall be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such Annual Meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made by the Corporation.  In no event shall the public announcement of an adjournment or postponement of an Annual Meeting commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above.  Such Shareholder’s notice shall set forth: (A) as to each person whom the Shareholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and (ii) such person’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the Shareholder proposes to bring before such Annual Meeting, a brief description of the business proposed to be brought before such Annual Meeting, the text of any proposal related to such business (including the text of any resolutions proposed for consideration by the Shareholders and in the event that such business includes a proposal to amend these By-Laws, the text of such proposed amendment), the reasons for conducting such business at such Annual Meeting and any material interest in such business of such Shareholder and the beneficial owner, if any, of securities of the Corporation (“beneficial owner”) on whose behalf the proposal is made; and (C) as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such Shareholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class or series and number of shares of stock of the Corporation which are owned beneficially and of record by such Shareholder and such beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such Shareholder and/or such beneficial owner, any of their respective affiliates or associates, and any other persons acting in concert with any of the foregoing, including, in the case of a nomination, the nominee, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares of stock of the Corporation) that has been entered into as of the date of such Shareholder’s notice by, or on behalf of, such Shareholder and any such beneficial owner, whether or not any instrument or right evidenced or represented by such agreement arrangement or understanding shall be subject to settlement in underlying shares of stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Shareholder or such beneficial owner with respect to shares of stock of the Corporation, (v) a representation that the Shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or other business, (vi) a representation whether such Shareholder or such beneficial owner, if any, intends or is part of a group which intends (I) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding stock required to approve or adopt such proposal or elect such nominee and/or (II) otherwise to solicit proxies or votes from Shareholders in support of such proposal or nomination, and (vii) any other information relating to such Shareholder and such beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, such proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. The foregoing notice requirements of this Section 11 shall be deemed satisfied by a Shareholder with respect to business other than a nomination if the Shareholder has notified the Corporation of such Shareholder’s intention to present a proposal at an Annual Meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such Shareholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such Annual Meeting.  The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(3)           Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 11 to the contrary, in the event that the number of directors to be elected to the Board of Directors at the Annual Meeting is increased after the period within which nominations otherwise would be due under paragraph (a)(2) of this Section 11 and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s Annual Meeting, a Shareholder’s notice required by this Section 11 shall also be considered timely, but only with respect to nominees for the additional directorships, if such notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b)           Special Meetings of Shareholders.  Only such business shall be conducted at a Special Meeting of Shareholders (“Special Meeting”) as shall have been brought before such Special Meeting pursuant to the Corporation’s notice of meeting.  Nominations may be made at a Special Meeting at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or any committee thereof (or Shareholders pursuant to Section 3 hereof) or (2) provided that the Board of Directors (or Shareholders pursuant to Section 3 hereof) has determined that directors shall be elected at such Special Meeting, by any Shareholder of the Corporation who is a Shareholder of record at the time the notice provided for in this Section 11 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election, and who complies with the notice procedures set forth in this Section 11.  In the event the Corporation calls a Special Meeting for the purpose of electing one or more directors to the Board of Directors, any such Shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position or positions as shall be specified in the Corporation’s notice of meeting, if the Shareholder’s notice required by, and containing the information specified in, paragraph (a)(2) of this Section 11 shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such Special Meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such Special Meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such Special Meeting and of the nominees proposed by the Board of Directors to be elected at such Special Meeting.  In no event shall the public announcement of an adjournment or postponement of a Special Meeting commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above.

(c)           General.  (1) Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 11 shall be eligible to be elected at an Annual Meeting or a Special Meeting to serve as directors and only such business shall be conducted at a meeting of Shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 11.  Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (A) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 11 (including whether the Shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such Shareholder’s nominee or proposal in compliance with such Shareholder’s representation as required by clause (a)(2)(C)(vi) of this Section11) and (B) if any proposed nomination or business was not made or proposed in compliance with this Section 11, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.  Notwithstanding the foregoing provisions of this Section 11, unless otherwise required by law, if the Shareholder (or a qualified representative of the Shareholder) does not appear at the Annual Meeting or Special Meeting to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.  For purposes of this Section 11, to be considered a qualified representative of the Shareholder, a person must be a duly authorized officer, manager or partner of such Shareholder or must be authorized by a writing executed by such Shareholder or an electronic transmission delivered by such Shareholder to act for such Shareholder as proxy at the meeting of Shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of such writing or electronic transmission, at the meeting of Shareholders.

(2)           For purposes of this Section 11, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3)           Notwithstanding the foregoing provisions of this Section 11, a Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 11; provided however, that any references in these By-Laws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 11 (including paragraphs (a)(1)(C) and (b) hereof), and compliance with paragraphs (a)(1)(C) and (b) of this Section 11 shall be the exclusive means for a Shareholder to make nominations or submit other business (other than, as provided in the penultimate sentence of paragraph (a)(2) of this Section 11, business other than nominations brought properly under and in compliance with Rule 14a-8 under the Exchange Act, as may be amended from time to time).  Nothing in this Section 11 shall be deemed to affect any rights (A) of Shareholders to request inclusion of nominations or proposals as to any other business in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (B) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

ARTICLE II. STOCK

Section 1. Certificate of Stock.  Shares of the Corporation’s stock may but need not be represented by certificates.  Certificates of stock shall be in a form adopted by the Board of Directors; shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary; and shall bear the Corporate Seal.  All certificates shall be consecutively numbered.  The name of the person owning the shares represented thereby; the number of such shares; and the date of issue shall be entered on the Corporation's books.

Section 2. Shares Without Certificates.  The Board of Directors may authorize the issue of some or all of the shares of any or all of its classes or series without certificates.  Within a reasonable time after the issue or transfer of shares without certificates, the Corporation shall send to the shareholder a written statement that shall set forth the information required to be stated on certificates of stock by the CBCA.

Section 3. Transfer of Stock.  Shares of stock may be transferred on the books of the Corporation, if such shares are certificated, by the surrender to the Corporation or its transfer agent of the certificate of stock properly endorsed or accompanied by a written assignment or power of attorney properly executed or upon proper instructions from the holder of shares without certificates, in each case with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require.

ARTICLE III. DIRECTORS

Section 1. Number, Term of Office and Classification.  The business and affairs of the Corporation shall be managed by the Board of Directors.  The number of directors (exclusive of directors, if any, elected by the holders of one or more series of Preferred Stock, which may at any time be outstanding, voting separately as a class pursuant to the provisions of the Certificate of Incorporation applicable thereto) shall not be fewer than three (3) nor more than eleven (11).  The exact number of directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.  In the absence of such a resolution, the number of directors shall be the number of directors in office immediately after the election of directors at the preceding annual meeting of Shareholders.

Section 2. Vacancy.  Subject to the rights of the holders of any series of Preferred Stock then outstanding with respect to directors elected by the holders of such Preferred Stock, any vacancy, including a vacancy to be filled by reason of an increase in the number of directors, may be filled by Shareholders or the Board of Directors.  If the directors remaining in office constitute less than a quorum, they may fill the vacancy by the vote of a majority of the directors then in office, although less than a quorum.  Any director elected to fill a vacancy shall hold office until the next annual meeting of Shareholders and until his or her successor shall have been elected and qualified.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 3. Resignation.  Any director may resign his or her office at any time, such resignation to be in writing and to take effect from the time of its receipt by the Corporation or at such other time as shall be fixed therein and acceptance thereof shall not be required to make it effective.

Section 4. Meetings.

(a)           Meetings of the Board of Directors shall be held upon call of the Chairman of the Board, the President or at such times and places as the Board of Directors shall determine.

(b)           Regular meetings of the Board of Directors may be held without notice of the date, time, place or purpose of the meeting provided that notice of the time, date and place of the meeting previously was fixed by the Board of Directors.

(c)           Special meetings of the Board of Directors shall be preceded by at least two days’ notice of the date, time and place of the meeting.  The notice shall describe the purpose of the special meeting.  Any two Directors may also call meetings of the Board of Directors by giving five (5) days' notice of such meeting to each Director.

(d)           No notice of a Directors' meeting need be given to any Director who attends such meeting in person or who waives such notice in a writing executed and filed with the Secretary of the Corporation, either before or after the meeting.  Unless otherwise provided by the Certificate of Incorporation of the Corporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by the use of any means of communication by which all directors participating in the meeting can simultaneously hear each other during the meeting.  A director participating in a meeting by this means is deemed to be present in person at such meeting.

Section 5. Action Without Meeting.  Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, if a written consent or consents to such action are signed by all of the members of the Board of Directors or committee, as the case may be, and such written consent or consents are filed with the minutes of the proceedings of the Board of Directors or such committee.

Section 6. Quorum and Voting.

(a)           A quorum for a regular meeting of the Board of Directors consists of a majority of the number of directors prescribed at that time in accordance with Section 1 of Article III of these By-Laws.  If no number is prescribed, a majority of the directors in office at the time the meeting begins shall constitute a quorum.

(b)           In addition to the requirements set forth in subsection (a) of this Section 6, the presence of a quorum for a special meeting of the Board of Directors shall further require that a majority of the directors in attendance at the meeting be “independent directors” within the meaning of the rules of the New York Stock Exchange.

(c)           If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present is the act of the board of directors.

Section 7. Qualifications of Directors.  No person shall be eligible for election or re-election as a director, or for appointment to fill a vacancy on the Board of Directors from and after the date that such person reaches seventy-two (72) years of age.

Section 8. Committees of Directors.  The Board of Directors by resolution adopted by the greater of (a) a majority of all of the directors in office when the action is taken or (b) the vote required by Section 6 of this Article III, may designate from among its members one or more committees.  Each committee shall have two or more members.  Any such committee shall have and may exercise the powers of the Board of Directors in the management of the business, property and affairs of the Corporation, as shall be provided in these By-Laws or in the resolution of the Board constituting the committee, to the maximum extent permitted by law.  All committees shall keep records of their acts and proceedings and report the same to the Board of Directors as and when required.  Any director may be removed from a committee, with or without cause, by the affirmative vote of a majority of the entire Board of Directors.

ARTICLE IV. OFFICERS

Section 1. Titles, Election, and Duties.  The Directors shall choose a Chairman of the Board of Directors; shall elect a President and a Secretary; and may, from time to time, elect such other officers as they, the Board of Directors deem expedient.  The duties of the officers shall be such as are imposed by these By-laws and from time to time prescribed by the Board of Directors.  The same individual may simultaneously hold more than one office in the Corporation.

Section 2. Chairman of the Board of Directors.  The Chairman of the Board of Directors, when present, shall preside at all meetings of Shareholders and the Board of Directors and shall perform such other duties as may be prescribed by the Board of Directors.

Section 3. President.  The President shall have general supervision over the affairs and interests of the Corporation subject to the direction of the Board of Directors.  The President shall have such other authority and responsibility as may be delegated to him by the Board of Directors.  In the absence of the Chairman of the Board, the President shall preside at meetings of Shareholders and Board of Directors.

Section 4. Vice Presidents.  Vice-presidents, including executive and senior vice-presidents, if any, shall perform and have such duties and powers on behalf of the Corporation as may be assigned to them, from time to time, by the Board of Directors or the President.  The Board of Directors may add to the title of any vice-president such distinguishing designation as may be desirable, which designation may reflect seniority, duties or responsibilities of such vice-president.

Section 5. Secretary.  The Secretary shall keep the minutes of the meetings of Shareholders and Directors and shall give notice of all such meetings as required in these By-Laws.  The Secretary shall have custody of the Seal of the Corporation and all books, records and papers of the Corporation, except those in the custody of some other person authorized to have custody and possession thereof.

Section 6. Compensation.  The Board of Directors shall fix the salary or compensation for each officer.

Section 7. Term of Office.  Each officer shall serve for such time as shall be determined by the Board of Directors.  Any officer may be removed by the Board of Directors at any time, with or without cause, with or without notice or hearing.  Vacancies among the officers by reason of death, resignation or other causes shall be filled by the Board of Directors.

ARTICLE V. SEAL

The corporate Seal of the Corporation shall be a circular Seal with the name of the Corporation around the border, and the words "Connecticut" and "Seal" in the center.

ARTICLE VI. AMENDMENTS

Except as otherwise provided in the Certificate of Incorporation, these By-Laws may be amended or repealed by:

(a) The affirmative vote of a majority of the votes entitled to be cast on the amendment, voting in accordance with the requirements of the CBCA and the Company’s Certificate of Incorporation; or,

(b) The affirmative vote of a majority of the total number of directors which the Corporation would have if there were no vacancies at any meeting of the Board of Directors.

ARTICLE VII. INDEMNIFICATION

Section 1. Indemnification.  To the fullest extent permitted by law, the Corporation shall indemnify any current or former director or officer of the Corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation against all liabilities, expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such individual, in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation or otherwise, to which such individual was or is a party or is threatened to be made a party by reason of such individual's current or former position with the Corporation or by reason of the fact that such individual is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity.  Notwithstanding anything in the preceding sentence to the contrary, the Corporation shall be required to indemnify a Director, officer or employee in connection with a proceeding commenced by such Director, officer or employee only if (i) the commencement of such proceeding by the Director, officer or employee was authorized by the Board of Directors or (ii) such proceeding was brought to establish or enforce a right of indemnification under the Certificate of Incorporation or the By-Laws of the Corporation.  Any lawful repeal or modification of this Article, or the adoption of any provision inconsistent herewith by the Board of Directors or Shareholders of the Corporation, shall not, with respect to a person who is or was a director, officer or employee of the Corporation, adversely affect the indemnification or advance of expenses to such person for any liability stemming from acts or omissions occurring prior to the effective date of such repeal, modification or adoption of a provision inconsistent herewith.

Section 2. Advance of Expenses.  The Corporation shall advance funds to pay for or reimburse the reasonable expenses incurred by a current or former director or officer of the Corporation who is or was a party to a proceeding because the individual is or was a director or officer, if the individual delivers to the Corporation:  (i) a written affirmation of the individual’s good faith belief that the individual has met the relevant standard of conduct or that the proceeding involves conduct for which liability has been eliminated under a provision of the Corporation's Certificate of Incorporation; and (ii) the individual’s written undertaking to repay any funds advanced if the individual is not entitled to mandatory indemnification under the CBCA and it is ultimately determined that the individual has not met the relevant standard of conduct required by the Corporation's Certificate of Incorporation or by of the CBCA.  The Corporation, in its discretion, may advance funds to any current or former employee or agent of the Corporation upon such terms and conditions as the Board of Directors deems appropriate. Notwithstanding anything in the preceding sentences of this Section 2 to the contrary, the Corporation shall be required to advance expenses to a Director, officer, employee or agent in connection with a proceeding commenced by such individual only if (i) the commencement of such proceeding by the individual was authorized by the Board of Directors or (ii) such proceeding was brought to establish or enforce a right of indemnification under the Certificate of Incorporation or the By-Laws of the Corporation.  Any lawful repeal or modification of this Article or the adoption of any provision inconsistent herewith by the Board of Directors or the Shareholders of the Corporation shall not, with respect to a person who is or was a Director, officer, employee or agent of the Corporation adversely affect the indemnification or advance of expenses to such person for any liability stemming from acts or omissions occurring prior to the effective date of such repeal, modification or adoption of a provision inconsistent herewith.

Section 3. Notice; Selection of Counsel.  In the event that any Director, officer, employee or agent demands indemnification hereunder as a result of any proceeding, the individual shall provide the Corporation with notice of such proceeding and shall make available to the Corporation all information in the individual’s possession that reasonably relates to such proceeding.  The Corporation shall have the right, but not the obligation, to control the defense of the Director, officer, employee or agent for whom the Corporation advances expenses in connection with such proceeding and by counsel acceptable to the Corporation.  In the event that the Corporation shall elect to exercise such right to control such defense, the individual shall have the right to participate in such defense through counsel of the individual’s choice at the individual’s sole expense.  No proceeding shall be settled or compromised by the individual without the consent of the Corporation.

Amended to December 3, 2009.